Exhibit 99.1
CAUSE NO. 07-691-C26

In re DELL INC. DERIVATIVE	§	IN THE DISTRICT COURT OF
LITIGATION	§
	§	WILLIAMSON COUNTY, TEXAS
§
	§	26TH JUDICIAL DISTRICT
§
NOTICE OF PROPOSED SETTLEMENT
OF SHAREHOLDER DERIVATIVE ACTION

TO:	ALL CURRENT OWNERS OF DELL INC. (“DELL”) COMMON STOCK
PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. YOUR RIGHTS MAY BE AFFECTED. PLEASE NOTE THAT THIS ACTION IS NOT A “CLASS ACTION,” AND, THUS, NO INDIVIDUAL STOCKHOLDER HAS THE RIGHT TO BE COMPENSATED AS A RESULT OF THIS SETTLEMENT.
     This notice has been published pursuant to an Order of the 26th Judicial District Court for Williamson County, Texas (the “Court”). The purpose of the notice is to advise you of (i) the proposed settlement (the “Settlement”), as set forth in a Stipulation of Settlement dated September 11, 2009 (the “Stipulation”), of this shareholder derivative litigation pending before the Court (“this Action”), the shareholder demand (the “Demand”) issued to the Board of Directors of Dell by letter dated November 12, 2008, and the compromise of the Released Claims; and (ii) of the hearing to be held by the Court to consider the fairness, reasonableness, and adequacy of the Settlement (“the Settlement Hearing”). The Settlement will fully resolve the Released Claims, on the terms set forth in the Stipulation and summarized in this Notice, including the dismissal of the pending matters with prejudice. For a more detailed statement of the matters involved in this Action, the Demand, the Settlement, and the terms discussed in this Notice, the Stipulation may be inspected during regular business hours at the Office of the District Clerk for Williamson County, Texas, which is located at 405 M.L.K. Street in Georgetown, Texas, or viewed at www.dell.com, or obtained from Dell’s SEC Form 8-K, furnished to the SEC on or about September 28, 2009. All capitalized terms contained herein shall have the same meanings as set forth in the Stipulation (in addition to those capitalized terms defined herein).
     Please be further advised that, pursuant to an Order of the 26th Judicial District Court for Williamson County, Texas, a final settlement hearing will be held on December 15, 2009, at 1:30 p.m., before the Honorable Billy Ray Stubblefield, 405 M.L.K. Street, Georgetown, Texas 78626 for the purpose of determining: (a) whether the settlement of this Action, the Demand, and the compromise of the Released Claims by way of the adoption of certain remediation and corporate governance enhancements (as set forth in more detail in the Stipulation) should be approved by the Court as fair, reasonable and adequate to Dell and its current stockholders; (b) whether the Action should be dismissed with prejudice; and (c) whether the Settling Plaintiffs’ Counsel’s fee agreement should be approved.  If you are a current shareholder of Dell, your rights to pursue certain derivative claims on behalf of Dell may be affected by this settlement.
     Generally, the Action and the Demand assert claims on behalf of nominal defendant Dell against certain of its past and present officers, employees, and members of its Board of Directors. The Action and the Demand generally allege that these individuals breached their fiduciary duties by engaging in insider trading, failing in their oversight responsibilities and by making and/or omitting material, false, and misleading statements to be made concerning Dell’s business prospects, financial condition and expected financial results, which allegedly inflated Dell’s stock price and resulted in several class action lawsuits. The Demand also asserts claims against the Company’s auditors. The Company and/or its Board of Directors has, or will, adopt a series of corporate governance measures to resolve the Action and the Demand. While the Settling Parties believe that these measures have or will materially benefit Dell and its current stockholders, the Defendants in the Action (and the past and present officers, employees and directors identified in the Demand) have, and continue to deny that they engaged in any improper conduct, or that they breached their fiduciary duties in any manner, and they further continue to deny that Dell or its stockholders were harmed by the conduct alleged in the Action or the Demand.
NOTE: You may have the right to object to the settlement and/or the fee agreement for Settling Plaintiffs’ Counsel. However, if you fail to file with the Clerk of the Court and serve on Plaintiffs’ Counsel, Demand Counsel, and Defendants’ Counsel a written objection containing: (1) the name and address of the Person objecting to the Settlement; (2) the number of shares of Dell common stock owned and the date(s) of purchase; (3) the basis for the objections to the settlement or the Settling Plaintiffs’ Counsel’s fee agreement; (4) all documents and writings that the Person desires the Court to consider; and (5) whether the Person intends to appear and the identities and subject of testimonies of any witnesses the Person plans to call at the Settlement Hearing, at least ten days prior to the Settlement Hearing, you will be deemed to have waived your objections and will be bound by the Judgment to be entered and the releases to be given, unless otherwise ordered by the Court.

     This notice is not intended to be an expression of any opinion by the Court with respect to the merits of the claims made in this Action or the Demand but is merely to advise you of the pendency and settlement of these matters and of the compromise of the Released Claims.
     Any objection to the settlement must be filed with the Court and served on each of the following (either by hand delivery or first class mail) no later than December 5, 2009:

Lisa David	Demand Counsel
District Clerk
Williamson County	Robert B. Weiser
P.O. Box 24	The Weiser Law Firm, P.C.
Georgetown, Texas 78627	121 N. Wayne Avenue
Suite 100
Plaintiffs’ Counsel	Wayne, Pennsylvania 19087

Brian J. Robbins
Kevin A. Seely
Robbins Umeda LLP
600 B Street
Suite 1900
San Diego, California 92101

Defendants’ Counsel
Tim Gavin
Patricia J. Villareal	Carrington, Coleman, Sloman &
Michael L. Davitt	Blumenthal
Jones Day	901 Main Street
2727 North Harwood Street	Suite 5500
Dallas, Texas 75201	Dallas, Texas 75202
PLEASE DO NOT TELEPHONE THE COURT REGARDING THIS NOTICE.

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